Exhibit 99.1

(1)	The Class B Common Stock are automatically convertible into the Issuer’s Class A common stock at the time of the Issuer’s initial business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-254409). The Class B Common Stock reported as beneficially owned represent the aggregate number of shares that are held of record by Acropolis Infrastructure Acquisition Sponsor, L.P. (“Acropolis Sponsor”).

Acropolis Sponsor is a Cayman Islands exempted limited partnership managed, advised and operated by AP Caps II Holdings GP, LLC (“Holdings GP”), the general partner of Acropolis Sponsor. Apollo Principal Holdings III, L.P. (“Principal III”) is the sole member of Holdings GP. Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) serves as the general partner of Principal III. Messrs. Joshua Harris, Scott Kleinman, Marc Rowan and James Zelter are the directors of Principal III GP and as such may be deemed to have voting and dispositive control of the common stock held of record by Acropolis Sponsor.

Each of the reporting persons, and Messrs. Harris, Kleinman, Rowan and Zelter, disclaims beneficial ownership of any securities reported herein as held by Acropolis Sponsor, or that may be beneficially owned by any of the other reporting persons, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of Acropolis Sponsor, Holdings GP, Principal III and Principal III GP is c/o Walkers Corporate Limited; 190 Elgin Avenue; George Town; Grand Cayman KY1-9008. The address of each of Messrs. Harris, Kleinman, Rowan and Zelter is 9 West 57th Street, 43rd Floor, New York, New York 10019.